Exhibit 3.43(a)

3099337

01-21-00 14:53 IN

FILED
ARTICLES OF INCORPORATION
JAN 21 2000
OF
Utah Div. Of Corp. & Comm. Code
moneymart.com, INC.

[SEAL]

We, the undersigned, persons acting as incorporators under the Utah Revised Business Corporation Act, adopt the following Articles of Incorporation for such Corporation:

Article I.

The name of the corporation is moneymart.com, Inc.

Article II.

The purpose or purposes for which the corporation is organized is to engage in and do any lawful act concerning any and all lawful business for which corporations may be organized under the Utah Business Corporation Act and any amendments thereto.

Article III.

The corporation shall have the authority to issue One Hundred (100) shares of stock which stock shall be one class only, which shall be common stock.  The common stock shall have the rights provided in the Utah Revised Business Corporation Act.

Article IV.

The address of the corporation’s initial registered office shall be

50 West Broadway

Salt Lake City, Utah 84101 (Salt Lake County)

The corporation’s initial registered agent at such address shall be:

C T Corporation System

I hereby acknowledge and accept appointment as corporation registered agent:

/s/ Tara Cofer
TARA COFER
Special Assistant Secretary

0024000005

Article V.

The name and address of the incorporator is:

Abid Tadkod

1436 Lancaster Avenue

Berwyn, PA 19312

IN WITNESS WHEREFORE, I, Abid Tadkod, have executed these Articles of Incorporation in duplicate this 12 day of January, 2000, and say:

That I am the incorporator herein; that I have read the above and foregoing Articles of Incorporation; know the contents thereof and that the same is true to the best of my knowledge and belief, excepting as to matters herein alleged upon information and belief and as to those matters they believe to be true.

/s/ Abid Tadkod
Abid Tadkod, Incorporator